Exhibit 15.2

Auditor’s Acknowledgement

The Board of Directors

Education Management Corporation and Subsidiaries

We are aware of the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-20057, 333-20073, 333-31398, 333-76096, 333-76654, 333-85518, 333-106270, 333-106271, 333-110706) pertaining to Education Management Corporation and Subsidiaries’ Deferred Compensation Plan and Retirement Plan of our report dated October 20, 2004 relating to the unaudited condensed consolidated interim financial statements of Education Management Corporation and Subsidiaries that are included in its Form 10-Q for the quarter ended September 30, 2004.

/s/    Ernst & Young LLP

Pittsburgh, Pennsylvania

October 28, 2004